August 22, 2019

Michael Shevack

2310 Byrecroft Road

New Hope, PA 18938

Removal from Advisory Board

Mr. Shevack:

Due to lack of mutually beneficial business interests, 2050 Motors, Inc. hereby removes you from its Advisory Board effective immediately. Ten (10) million common stock purchase warrants issued April 12, 2019 to you are hereby canceled.

Thank you,

Vikram Grover

CEO

2050 Motors, Inc.